Exhibit (e)(5)

April 10, 2019

Primo Water Corporation

101 North Cherry Street, Suite 501

Winston-Salem, NC 27101

Ladies and Gentlemen:

In connection with our respective consideration of a possible transaction between Primo Water Corporation (“Primo”) and Cott Corporation (“Cott”) (such possible transaction, the “Transaction”), both Primo and Cott will exchange certain Confidential Information (as defined below) concerning the financial condition, operations, prospects, assets, liabilities, and other aspects of their respective businesses. In consideration for and as a condition to such information being exchanged, Primo and Cott (collectively, the “Parties” and each individually, a “Party”) agree to treat any confidential information concerning Cott or Primo, as the case may be (whether prepared by Cott or Primo, as the case may be, its advisors or otherwise and irrespective of the form of communication or storage) which has been or will be furnished to one Party (the “Receiving Party”) by or on behalf of the other Party (the “Disclosing Party”), either orally or in writing, in connection with the Transaction (collectively referred to as the “Confidential Information”) in accordance with the provisions of this letter agreement (this “Agreement”), and to take or abstain from taking certain other actions hereinafter set forth.

The term “Confidential Information” shall be deemed to include such portions of any information, notes, analyses, compilations, reports, analyses, forecasts, studies, interpretations or other documents or materials prepared by the Receiving Party or its Representatives (as defined below) which contain or reflect Confidential Information furnished to such Receiving Party or its Representatives pursuant hereto. The term “Confidential Information” does not include information which (i) was, is or becomes generally available to the public other than as a result of a disclosure by the Receiving Party or its Representatives in breach hereof, (ii) was within the Receiving Party’s or its Representatives’ possession prior to its being furnished to the Receiving Party by or on behalf of the Disclosing Party pursuant hereto, provided that the Receiving Party has not been advised by the source of such information that it is bound by a contractual, legal or fiduciary obligation of confidentiality to the Disclosing Party with respect to such information, (iii) was, is or becomes available to the Receiving Party or its Representatives on a non-confidential basis from a source other than the Disclosing Party or any of its advisors, officers, directors, employees, affiliates, agents, or representatives, provided that the Receiving Party has not been advised that such source is bound by a contractual, legal or fiduciary obligation of confidentiality to the Disclosing Party with respect to such information, or (iv) has been or is subsequently independently conceived or developed by the Receiving Party or its Representatives without use of or reference to the Confidential Information. For purposes hereof, “Representatives” shall mean those employees, affiliates (as such term is defined under the Exchange Act of 1934, as amended (the “1934 Act”)), officers, directors, representatives, advisers, agents, potential financing sources, and any representatives of the foregoing, of the Receiving Party who need to know Confidential Information in evaluating the desirability of, negotiating, or implementing a Transaction. The term “person” as used in this Agreement shall be broadly interpreted to include any corporation, partnership, Limited Liability Company, group, association, individual, or other entity.

Each Party hereby agrees that it shall, and shall direct its Representatives to (a) use the Confidential Information solely for the purpose of evaluating, negotiating and implementing the possible Transaction and not for any other purpose, (b) keep the Confidential Information confidential and (c) not disclose any of the Confidential Information to any third parties provided that notwithstanding any of the foregoing, (i) each Party may make any disclosure of Confidential Information to which the other Party gives its prior written consent, (ii) any Confidential Information may be disclosed to each Party’s Representatives who have a need to know in respect of such information for the purposes of evaluating, negotiating or implementing a possible Transaction and who are directed by Receiving Party to comply with the confidentiality and non-use obligations set out herein, and (iii) Confidential Information may be disclosed to comply with applicable securities laws or stock exchange listing standards. Each Party shall be responsible for any breach of the confidentiality and non-use terms of this Agreement by any of its Representatives and each Party agrees to direct its Representatives to refrain from any disclosure or use of the Confidential Information in violation of this Agreement.

In addition, each Party agrees that, without the prior written consent of the other Party, it will not, and will direct its Representatives not to, disclose to any other person the fact that it is considering the Transaction, that this Agreement or any letter of intent or term sheet exists, that the Confidential Information has been made available to it, that discussions or negotiations are taking place concerning the Transaction or any of the terms, conditions or other facts with respect thereto (including the status thereof), except in accordance with the procedures set forth in the immediately preceding and succeeding paragraph.

In the event that the Receiving Party or any of its Representatives are requested or required by law, rule, regulation or legal, judicial, or governmental process or order (including by a valid and effective subpoena, civil investigative demand, court order, or other similar process) to disclose any of the Confidential Information (including any matters referred to in the immediately preceding paragraph), the Receiving Party or its Representatives (as applicable) may disclose that portion of the Confidential Information that counsel advises is required, provided that the Receiving Party shall (i) take commercially reasonable steps to request that the confidentiality of the Confidential Information be otherwise preserved; and (ii) provide the Disclosing Party with reasonably prompt written notice to the extent not legally prohibited of any such request, requirement or disclosure so that the Disclosing Party may seek a protective order or other appropriate remedy (at Disclosing Party’s expense) and/or waive compliance with the provisions of this Agreement. If, in the absence of a protective order or other remedy or the receipt of a waiver by the Disclosing Party, the Receiving Party or any of its Representatives are nonetheless, upon advice of its counsel, legally required to disclose Confidential Information, the Receiving Party or its Representatives may, without liability hereunder, disclose only that portion of the Confidential Information which such counsel advises the Receiving Party is legally required to be disclosed, provided that it exercises its reasonable efforts, at the Disclosing Party’s expense, to preserve the confidentiality of the Confidential Information. In the case of any such disclosure, Receiving Party further agrees to use its reasonable efforts at the Disclosing Party’s expense to cooperate with the Disclosing Party to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information so disclosed.

At any time prior to the execution of a definitive agreement regarding the Transaction upon the written request of the Disclosing Party for any reason or for no reason, the Receiving Party will as promptly as practicable destroy all Confidential Information (and all copies thereof) furnished to it by or on behalf of the Disclosing Party pursuant hereto (and shall direct its Representatives to do the same), including such portions of any materials prepared by the Receiving Party or its Representatives containing, or reflecting Confidential Information, and the Receiving Party shall confirm that such destruction has occurred (provided that Receiving Party or its Representatives may retain (i) Confidential Information in order to comply with legal, regulatory or bona fide internal policy requirements, (ii) Confidential Information archived within computer backup systems in accordance with the Receiving Party’s existing document retention, security or disaster recovery procedures, and (iii) that portion of the Confidential Information that has become part of the permanent records of the Receiving Party’s board of directors). Notwithstanding the destruction of the Confidential Information, the Receiving Party and its Representatives will continue to be bound by their respective obligations hereunder for the term of this Agreement.

Each Party understands and acknowledges that neither the other Party nor any of its agents, advisors, officers, directors, employees, and affiliates make any representation or warranty hereunder, express or implied, as to the accuracy or completeness of the Confidential Information. Each Party agrees that neither the other Party nor any other such person shall have any liability hereunder to the first Party or to any of its Representatives relating to or resulting from the use of the Confidential Information. Only those representations or warranties which are made in a final definitive written agreement regarding the Transaction contemplated hereby, when, as and if executed, and subject to such limitations and restrictions as may be specified therein, will have any legal effect. Furthermore, nothing contained in this Agreement nor the furnishing of Confidential Information shall be construed as granting or conferring any rights by license or otherwise in any intellectual property of the Disclosing Party, except for a limited right of use as specifically set forth herein. All right, title and interest in the Confidential Information shall remain with the Disclosing Party.

Receiving Party acknowledges and agrees that it is aware (and that its Representatives are aware or, upon providing any Confidential Information to such Representatives, will be advised by Receiving Party) that the United States and Canadian federal, state and/or provincial securities laws prohibit any persons having material, non-public information about an issuer from purchasing or selling securities of such issuer on the basis of such information or from communicating such information to any person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities on the basis of such information. As promptly as practicable upon the Disclosing Party’s written request, the Receiving Party shall provide the names of its Representatives having access to the Disclosing Party’s Confidential Information.

Each Party agrees that, for a period of 18 months from the date of this Agreement, without prior written approval of a majority of the members of the board of directors of the other Party, neither such Party nor any of its affiliates or subsidiaries or any employee, officer, director or professional adviser to whom the Confidential Information is disclosed pursuant to this Agreement acting on its behalf or on behalf of other persons acting in concert with it will in any manner, directly or indirectly: (a) effect or seek, offer or propose (whether publicly or otherwise)

to effect, or announce any intention to effect or cause or participate in (i) any acquisition of any securities (or beneficial ownership thereof), or rights or options to acquire any securities (or beneficial ownership thereof), or any assets (other than purchases required under the Strategic Alliance Agreement dated November 12, 2013, as amended on March 13, 2017 and December 21, 2017 (the “Strategic Alliance Agreement”)), indebtedness or businesses of the other Party or any of its subsidiaries or affiliates, (ii) any tender or exchange offer, merger or other business combination involving the other Party, any of the subsidiaries or affiliates or assets of the other Party or the subsidiaries or affiliates constituting a significant portion of the consolidated assets of the other Party and its subsidiaries or affiliates, (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the other Party or any of its subsidiaries or affiliates, or (iv) any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities and Exchange Commission) or consents to vote any voting securities of the other Party or any of its affiliates; (b) form, join or in any way participate in a “group” (as defined under the 1934 Act) (any such group, a “Group”) with respect to the other Party or otherwise act in concert with any person in respect of any such securities; (c) otherwise act, alone or in concert with others, to seek representation on or to control or influence the management, board of directors or policies of the other Party or to obtain representation on the board of directors of the other Party; (d) take any action which would or would reasonably be expected to force the other Party to make a public announcement regarding any of the types of matters set forth in (a) above; or (e) enter into any discussions or arrangements with any third party with respect to any of the foregoing. Notwithstanding the foregoing provisions of this paragraph, the restrictions set forth in this paragraph shall terminate and be of no further force and effect with respect to a Party upon the first to occur of the following (i) that Party enters into a definitive agreement with respect to, or publicly announces that it plans to enter into, a merger or other business combination transaction involving securities representing 50% or more of the voting power of the outstanding securities of such Party or properties or assets constituting 50% or more of the consolidated assets of such Party, (ii) a person or Group acquires, directly or indirectly, securities representing 50% or more of the voting power of the outstanding securities of such Party or properties or assets constituting 50% or more of the consolidated assets of such Party, (iii) after a third party has commenced a bona fide takeover bid or tender offer or exchange offer for all or a controlling portion of such Party’s equity securities or all or substantially all of such Party’s assets, the date on which such Party files a definitive Schedule 14D-9 (for clarity, other than a “stop, look and listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the 1934 Act) in which such Party’s board of directors fails to recommend against such takeover bid or tender offer or exchange offer, or (iv) in any case not covered by clauses (i) through (iii) above, such Party issues securities representing 50% or more of its total voting power. Without otherwise limiting the foregoing, the Parties agree that nothing in this paragraph shall restrict either Party, any of its affiliates or any of their Representatives from making any proposal regarding certain possible transactions directly to the board of directors of the other Party on a confidential basis if such proposal does not require such other Party to make a public announcement regarding this Agreement, a possible transaction or any of the matters described in this paragraph. Notwithstanding the provisions of this paragraph, the provisions of this paragraph shall not restrict any Party or its affiliates or Representatives from participating in any process approved, conducted or initiated by the other Party or its affiliates pursuant to which such Party or any of its debt, equity, businesses or assets are proposed to be financed, sold or otherwise disposed of.

Except with the express permission of the other Party, each Party agrees that for a period of one year from the date of this Agreement, neither such Party will, (a) other than in the ordinary course of business (in connection with the Strategic Alliance Agreement or otherwise), directly or indirectly initiate or maintain contact with any officer or employee of the other Party or any of its subsidiaries, except as specifically permitted by this Agreement, or, (b) directly or indirectly, solicit for hire any executive officer of the other Party or any of its subsidiaries who is involved in the evaluation, negotiation or implementation of the Transaction. Notwithstanding the foregoing, nothing shall prevent either Party from making (i) any advertisement or general solicitation (or hiring as a result thereof) that is not specifically targeted at executive officers or management employees of the other Party or (ii) a solicitation for or hiring any person who initiates employment discussions with such Party or its Representatives or who is no longer employed by the other Party.

Each Party agrees that unless and until a final definitive written agreement regarding a Transaction has been executed and delivered, neither Cott nor Primo will be under any legal obligation of any kind whatsoever with respect to such a transaction by virtue of this Agreement except for the rights and obligations specifically agreed to herein. Each Party further acknowledges and agrees that the other Party reserves the right, in its sole discretion, to reject any and all proposals made by the first Party or any of its Representatives with regard to a Transaction, and to terminate discussions and negotiations with the first Party at any time.

Neither Party may assign its rights or delegate its duties under this Agreement without the express written consent of the other Party.

It is understood and agreed that no failure or delay by a Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

The Disclosing Party may, in its sole discretion, designate certain Confidential Information as “Clean Room Confidential Information.” Clean Room Confidential Information may include information such as the Disclosing Party’s strategy, prices, costs, customers and suppliers. Prior to disclosing any Clean Room Confidential Information to the Receiving Party or to its Representatives, the Parties will enter into a separate Clean Room Agreement governing the exchange of such Clean Room Confidential Information.

In the event there is any inconsistency between this Agreement and the terms and conditions of any electronic data room, the terms and conditions of this Agreement shall govern.

It is further understood and agreed that any breach of this Agreement by a Party (the “Breaching Party”) or any of its Representatives could result in irreparable harm to the other Party, that money damages would not be a sufficient remedy for any such breach of this Agreement and that the other Party shall be entitled to seek equitable relief, including injunction and specific performance, as a remedy for any such breach and that neither the Breaching Party nor its Representatives shall oppose the granting of such relief. Such remedies shall not be deemed to be the exclusive remedies for a breach by the Breaching Party of this Agreement but shall be in addition to all other rights and remedies available at law or equity to the other Party.

In the event of a breach of any obligations under this Agreement by a Party or its Representatives, such Party shall, immediately following the discovery of such breach, give notice to the other Party of the nature of such breach and, upon consultation with the other Party, take the reasonably necessary steps to limit the extent of such breach.

This Agreement and any dispute or claim arising out of or in connection with it (whether contractual or non-contractual in nature) is governed by, and is to be construed in accordance with, the substantive laws of the State of New York without giving effect to principles of conflicts of laws. The U.S. Federal District Court for the Southern District of Manhattan shall have exclusive jurisdiction in relation to any claim or dispute which may arise out of or in connection with this Agreement and accordingly any proceedings arising out of or in connection with this Agreement are to be brought in such court.

This Agreement constitutes the entire agreement between the Parties hereto regarding the subject matter hereof, supersedes all negotiations and agreements, oral or written, made prior to the execution hereof, and may not be amended or terminated except pursuant to a written agreement duly executed by the Parties hereto. No waiver of any provision of this Agreement shall be effective unless in writing and any such waiver shall affect only the matter specifically identified therein and shall not extend to any other matter. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect. This Agreement may be executed in counterparts, each such counterpart shall be deemed an original and all such counterparts shall together constitute one instrument. Except as otherwise expressly provided herein, this Agreement and all obligations hereunder shall expire two years from the date first written above.

Please confirm the agreement with the foregoing by signing and returning one copy of this letter, whereupon this Agreement shall become a binding agreement between Primo and Cott.

Very truly yours,

Cott Corporation

By:	/s/ Thomas J. Harrington

Name:	Thomas J. Harrington

Title:	Chief Executive Officer

Accepted and agreed as of

the date first written above:

Primo Water Corporation

By:	/s/ Billy D. Prim

Name:	Billy D. Prim

Title:	Executive Chairman